Exhibit 10.3
Form of Retention Bonus Letter

[__], 2026

Re: Retention Bonus Award

Dear [ ]:

As you may know, Mistras Group, Inc. (the “Company”), entered into an Agreement and Plan of Merger, pursuant to which the Company will be acquired by an affiliate of H.I.G. Capital, LLC (the “Merger”). We are pleased to inform you that, in connection with the Merger, the Company has determined that you are eligible to receive a cash bonus in accordance with the terms and conditions set forth in this letter agreement. Capitalized terms used but not defined in this letter agreement have the meaning given to such terms on Annex A attached to this letter agreement.

1. Bonus. You are eligible to receive a retention bonus equal to $[●] (the “Award”). The Award will vest and become payable by the Company as follows: (i) 50.0% of the Award will vest and become payable upon the closing date of the Merger (the “Closing Date”); and (ii) 50.0% of the Award will vest and become payable on the 12-month anniversary of the Closing Date (the “Second Vesting Date”), in each case, subject to your continued employment with the Company or one of its subsidiaries or affiliates through the applicable vesting date. Each vested portion of the Award will be paid to you no later than 30 days following the applicable vesting date in accordance with payroll practices.

2. Withholding. The Company or one of its subsidiaries or affiliates may withhold from any amount payable under this letter agreement such federal, tax or local taxes as are required to be withheld pursuant to any applicable law or regulation.

3. Confidentiality. You agree to maintain the terms of this letter agreement (including the existence of this letter agreement) as confidential and agree not to reveal its contents and/or terms to anyone except your spouse, and to your attorney, accounting and/or financial consultant, but only to the extent such disclosure is necessary to render professional services in connection therewith.

4. Restrictive Covenants. In addition, you agree and acknowledge that as consideration for the Award, your right to receive and retain the Award is subject to and conditioned upon your continued compliance with the restrictive covenants (including without limitation any confidentiality, non-solicitation and non-competition covenants) contained in this letter agreement and any employment, equity, severance or other similar agreement between you and the Company and/or any of its subsidiaries or affiliates. You hereby agree to abide by, and to comply fully with, each such restrictive covenant in accordance with its terms.

5. Termination of Employment. Notwithstanding anything to the contrary herein, if you experience a Qualifying Termination on or after the Closing Date and on or prior to the Second Vesting Date, the Company (or one of its subsidiaries or affiliates) will pay you the unvested portion of your Award on the 60th day following the date of your Qualifying Termination, subject to your timely execution and non-revocation of a general release of claims in a form prescribed by the Company within 45 days of your Qualifying Termination. If your employment with the Company or one of its subsidiaries or affiliates is terminated for any reason other than a Qualifying Termination on or prior to the Second Vesting Date or if your Qualifying Termination occurs prior to the Closing Date, your right to any unpaid portion of the Award will be forfeited for no consideration, and the Company will have no further obligations to you under this letter agreement.

6. Section 409A. This letter agreement and the Award is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code (the “Code”) and shall be construed and administered in accordance with Section 409A of the Code. In no event whatsoever shall the Company (or any of its subsidiaries or affiliates) be liable for any additional tax, interest, or penalty that may be imposed on the you by Section 409A of the Code or damages for failing to comply with Section 409A of the Code. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Board of Directors of the Company (the “Board”). Notwithstanding anything to the contrary herein, no portion of the Award will be paid during the six-month period following your “separation from service” (within the meaning of Section 409A of the Code) if the Company reasonably determines that paying such amounts at the time or times indicated herein would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), you will be paid a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period (without interest).

7. No Change to Employment Relationship. Nothing contained in this letter agreement will (i) confer upon you any right to continue your employment relationship with the Company or its subsidiaries or affiliates, (ii) constitute any contract or agreement of employment with the Company or its subsidiaries or affiliates, or (iii) interfere in any way with the rights of the Company or its subsidiaries or affiliates to terminate your employment relationship at any time, for any reason, with or without Cause.

8. Entire Agreement. This letter agreement constitutes the entire and complete agreement between you and the Company and its subsidiaries and affiliates with respect to the subject matter hereof and supersedes any and all other agreement or arrangements, whether oral or written, between you and the Company or its subsidiaries or affiliates (or any predecessor or representative (including officer, shareholder or director) thereof) with respect to the subject matter hereof.

9. Governing Law. This letter agreement will be administered, interpreted and enforced under the laws of the State of Delaware without regard to the conflicts of law principles thereof. In addition, you and the Company hereby waive any right that you or it may have to trial by jury in respect of any litigation based on, arising out of, under, or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement, or action of any party hereto.

10. Other Benefits. Any amount of the Award payable hereunder is a special incentive payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death, or other benefit under any other bonus, incentive, pension, retirement, insurance, or other employee benefit plan of the Company or its subsidiaries or affiliates.

11. Unfunded Arrangement. This Agreement shall be an unfunded arrangement. The Company shall not be required to segregate any assets that may at any time be represented by cash or rights thereto, nor shall this Agreement be construed as providing for such segregation, nor shall the Company be deemed to be a trustee of any cash or rights thereto to be granted under this Agreement. Any liability or obligation of the Company to you with respect to the Award shall be based solely upon any contractual obligations that may be created by this Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. The Company shall not be required to give any security or bond for the performance of any obligation that may be created by this Agreement.

12. Severability. In the event that any provision of this Agreement is deemed to be illegal or invalid for any reason, said illegality or invalidity will not affect the remaining parts hereof, but this Agreement will be construed and enforced as if such illegal and invalid provision never existed.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same instrument.

14. Entire Agreement; Amendment. This Agreement constitutes the entire agreement by you and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral.

Please indicate your acceptance and acknowledgement of, and agreement to, the foregoing by signing and dating the space provided on the next page for your signature. Please retain one fully-executed original for your files.

Sincerely,
Mistras Group, Inc.

By:
Name:
Title:

I acknowledge that I have carefully read this letter agreement. I accept the provisions, terms, conditions and obligations contained herein.

Accepted, Acknowledged and Agreed,
this __ day of _____________, 2026.

By: _____________________________
Name:

Annex A

For purposes of this letter agreement, the following defined terms will have the meanings specified herein:

“Cause” means (a) if you are a party to an employment, change in control or other agreement or arrangement with the Company or one of its subsidiaries or affiliates, and “Cause” is defined therein, such definition, or (b) otherwise “Cause” will mean, (i) your commission of acts involving fraud, dishonesty, unauthorized disclosure of confidential information, the commission of a felony or other crime involving moral turpitude, or a violation of material Company policies; (ii) direct acts constituting a breach of your duty of loyalty to the Company; (iii) your refusal or failure (other than by reason of serious physical or mental illness, injury, or medical condition) to perform your job, duties and responsibilities, including, but not limited to, any duties or responsibilities reasonably assigned to you by the Board or the Chief Executive Officer of the Company, if such refusal or failure is not remedied within 30 days after you receive written notice thereof from an executive officer or the Board, provided that if you commit the same failure or refusal, no notice or opportunity to remedy need be provided to you; or (iv) material underperformance by you, as reflected in two written performance reviews not less than one month apart.

“Good Reason” means, if, as of the date hereof, you are a party to an employment, change in control or other agreement or arrangement with the Company or one of its subsidiaries or affiliates, and “Good Reason” is defined therein, such definition, or (ii) otherwise “Good Reason” will not be applicable or apply to you.

“Qualifying Termination” means a termination of your employment by the Company or one of its subsidiaries or affiliates without Cause or, if, if applicable, the voluntary resignation of your employment with the Company or one of its subsidiaries or affiliates with Good Reason in accordance with the procedure set forth in the definition of Good Reason.